Exhibit 5.2
[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]

April 9, 2010

Laclede Gas Company
720 Olive Street
St. Louis, Missouri 63101

Attention:              Mark C. Darrell
Senior Vice President and General Counsel

Ladies and Gentlemen:

We are acting as counsel for Laclede Gas Company, a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus therein (the “Prospectus”), relating to the registration thereunder of the Company’s unsecured debt securities (the “Debt Securities”) and the Company’s preferred stock and first mortgage bonds (the “Other Securities”), in each case as may from time to time be issued at indeterminate prices with an aggregate initial offering price not to exceed $350,000,000.  The Debt Securities will be issued in one or more series pursuant to an Indenture the form of which is filed as Exhibit 4.12 to the Registration Statement (including any Officer’s Certificate or other instrument establishing the form and terms of any such series in the form to be filed or incorporated by reference as an exhibit to the Registration Statement, the “Indenture”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that, with respect to any series of the Debt Securities, when (a) the Indenture been duly qualified, and the trustee to be named therein (the “Trustee”) has become eligible, under the Trust Indenture Act of 1939, (b) the Board of Directors of the Company or a duly authorized committee thereof, or its duly authorized designee, has taken all necessary corporate action to establish the terms of the Debt Securities of such series and related matters and authorize the issuance and the offering thereof and (c) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and the Debt Securities of such series have been duly executed and authenticated in accordance with the terms of the Indenture and issued and sold in the manner contemplated by the Registration Statement and the

Prospectus and the supplement thereto and in accordance with such action of such Board of Directors or committee or its designee, the Debt Securities of such series (including any Debt Securities of such series duly issued upon conversion or exchange of any of the Other Securities in accordance with the terms thereof) will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We have assumed that, at the time of the issuance of any series of the Debt Securities, (a) the Registration Statement, including any amendments thereto, will be effective under the Act and a supplement to the Prospectus applicable to the offer and sale of the Debt Securities of such series will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Act, (b) the Company (i) will be duly incorporated, validly existing and in good standing under the law of the State of Missouri and (ii) will have the corporate power to issue and deliver the Debt Securities of such series, (c) the Debt Securities of such series will be valid under the law of the State of Missouri, (d) neither the establishment of any terms of the Debt Securities of such series nor the issuance and delivery of, or the performance of the Company’s obligations under, the Debt Securities of such series (i) will require any authorization, consent, approval or license of, or any exemption from, or any registration or filing with, or any report or notice to, any executive, legislative, judicial, administrative or regulatory body (a “Governmental Approval”) or (ii) will violate or conflict with, result in a breach of, or constitute a default under, (A) the Articles of Incorporation, as amended, or By-Laws of the Company or any other agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of their respective properties may be bound, (B) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of their respective properties or (C) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties and (e) the Indenture will constitute the valid and legally binding agreement of, and be enforceable in accordance with its terms against, the Trustee.

This opinion is limited to the law of the State of New York as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Registration Statement and the Prospectus and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP